                  Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
LUMOS PHARMA, INC.
AND
MERCK SHARP & DOHME CORP.
July 27, 2020

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 27, 2020 (the “Effective Date”), by and between Merck Sharp & Dohme Corp. (“Merck”) and Lumos Pharma, Inc. (“Lumos”). Merck and Lumos may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, BioProtection Systems Corporation, an Affiliate of Lumos and a wholly-owned subsidiary of Lumos, is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below).
WHEREAS, Lumos and Merck each (i) desire that Merck purchase from BioProtection Systems
Corporation, and BioProtection Systems Corporation sell, transfer and assign to Merck, the Purchased
Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii), in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).
WHEREAS, Lumos and Merck desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE 1. DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
(a)“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(b)“BLA Approval Letter” means the BLA approval letter dated December 19, 2019 from the Department of Health and Human Services to Merck, Reference ID STN: BL 125690/0, approving the Subject BLA, issuing Department of Health and Human Services U.S. License No. 0002, and granting the Priority Review Voucher.
(c)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.
(d)“Confidential Information” means (i) any and all confidential and proprietary information, including data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information, or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records.
Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets shall constitute Confidential Information of Merck from and after the Closing Date.
(e)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
(f)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.
(g)“FDA” means the United States Food and Drug Administration.
(h)“FDA Notification Package” means, collectively, executed versions of the joint FDA notification cover letter, Lumos and BioProtection Systems Corporation transfer acknowledgement letter and Merck transfer acknowledgement letter in the forms set forth in Exhibits C-1, C-2, and C3, respectively, and, with respect to such joint FDA notification cover letter as set forth in Exhibit C-1, any other documentation referred to therein as being attached thereto, in each case, with respect to the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA jointly by Merck and Lumos or BioProtection Systems Corporation pursuant to Section 3.2(c).
(i)“FDC Act” means the Federal Food, Drug, and Cosmetic Act, 21 USC 301, et seq. as amended, and including any rules, regulations and requirements promulgated thereunder.
(j)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
(k)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and including any rules, regulations and requirements promulgated thereunder.

(l)“Knowledge” means, with respect to Lumos and its Affiliates, the actual knowledge of
(a) the Chief Executive Officer, (b) the Chief Financial Officer, and (c) the General Counsel of Lumos, after performing a reasonable inquiry.
(m)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Lumos, any responsibilities, requirements, obligations, parameters and conditions relating to the Priority Review Voucher set forth in (i) the BLA Approval Letter, (ii) any other correspondence received by Lumos or its Affiliates from the FDA regarding the Priority Review Voucher, (iii) Section 529 of the FDC Act (21 USC 360ff), or (iv) the July 24, 2019 FDA draft guidance document, “Tropical Disease
Priority Review Vouchers, Guidance for Industry.”
(n)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or un asserted, known or unknown, including those arising under any law, action or Order and those arising under any Contract.
(o)“License and Collaboration Agreement” means the license and collaboration agreement, by and among Merck, BioProtection Systems Corporation and NewLink Genetics Corporation, effective as of November 21, 2014.
(p)“Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.
(q)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
(r)“PHAC Agreement” means the Amended and Restated License Agreement by and between BioProtection Systems Corporation, an Affiliate of Lumos, and Her Majesty the Queen in Right of Canada, as represented by the Minister of Health, acting through the Public Health Agency of Canada, dated December 5, 2017.
(s)“Priority Review” means review and action by the FDA on a human drug application in accordance with Section 529(a)(1) of the FDC Act.
(t)“Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services to Merck, as the sponsor of a tropical disease product application, and assigned tracking number PRV BLA 125690, that entitles the holder of such voucher to Priority Review, as evidenced by a copy of the letter attached hereto as Exhibit A.
(u)“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.
(v)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
(w)“Subject BLA” means BLA No. 125690 approved on December 19, 2019, and the subject of Department of Health and Human Services U.S. License No. 0002, issued to Merck with respect to Ebola Zaire Vaccine, Live, which is indicated for the prevention of disease caused by Zaire ebolavirus in individuals 18 years of age and older.
(x)“Third Party” means any Person other than a Party and such Party’s Affiliates.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2. PURCHASE AND SALE
2.1 Purchase and Sale; No Assumed Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement, Merck agrees to purchase from BioProtection Systems Corporation, and Lumos and BioProtection Systems Corporation agree to sell, transfer, convey, assign and deliver to Merck, at the Closing all of the Purchased Assets free and clear of all Encumbrances.
(b)Merck shall not assume or be liable for any Liabilities of Lumos, BioProtection Systems Corporation or its Affiliates (fixed, contingent or otherwise, and whether or not accrued) (such Liabilities, “Excluded Liabilities”).
b.Purchase Price. The Parties agree that the value of the Purchased Assets is One Hundred Million United States Dollars (U.S. $100,000,000). Pursuant to the License and Collaboration Agreement, Merck is entitled to 40% of the value of the Purchased Assets. Accordingly, the total consideration to be paid by Merck for all of the Purchased Assets shall be Sixty Million United States Dollars (U.S. $60,000,000) (the “Purchase Price”). For clarity, upon the Closing, all of the payment obligations of Lumos or BioProtection Systems Corporation to Merck under Section 5.3.1 of the License and Collaboration Agreement shall be deemed to be satisfied.
c.Method of Payment. Merck shall pay the Purchase Price in two installments. The first installment of Thirty Four Million United States Dollars (U.S. $34,000,000) shall be due and payable at the Closing and the second installment of Twenty Six Million United States Dollars (U.S. $26,000,000) shall be due and payable on January 11, 2021. All payments to Lumos shall be made in cash by wire transfer of immediately available funds to a bank account specified by Lumos in writing to Merck in Schedule 2.3 of this Agreement
ARTICLE 3. CLOSING
3.1 Closing. The consummation of the transactions contemplated by this Agreement (the
“Closing”) shall be conducted telephonically and/or via email or other similar means of correspondence

    on the third (3rd) Business Day after all of the conditions set forth in ARTICLE 6 have been satisfied or waived (other than those conditions, which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such condition) or such other date as may be mutually agreed upon in writing by Merck and Lumos. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.
3.2 Transactions to be Effected at Closing.
(a)At the Closing, Lumos on behalf of itself and BioProtection Systems Corporation, shall deliver, or cause to be delivered, to Merck:

a.The certificate referred to in Section 6.2(c), appropriately executed;
b.A duly executed Bill of Sale, in the form attached hereto as Exhibit B (the “Bill of Sale”); and
c.A copy of the joint FDA notification cover letter and the Lumos transfer acknowledgement letter for inclusion in the FDA Notification Package, which FDA cover letter and Lumos transfer acknowledgement letter shall be in the form of Exhibit C-1 and Exhibit C-2, respectively, or such other form as the FDA may require as of the Closing Date.
(b)At the Closing, Merck shall deliver, or cause to be delivered, to Lumos:
i. The certificate referred to in Section 6.3(c), appropriately executed; ii. A duly executed Bill of Sale;
c.The first installment of the Purchase Price, by wire transfer of immediately available finds to the account specified in Schedule 2.3 of this Agreement; and
d.A copy of the joint FDA notification cover letter and the Merck transfer acknowledgement letter for inclusion in the FDA Notification Package, which FDA cover letter and Merck transfer acknowledgement letter shall be in the form attached hereto as Exhibit C-1 and Exhibit C-3, respectively, or such other form as the FDA may require as of the Closing Date.
(c)On the Closing Date, Merck and Lumos shall submit the fully executed FDA Notification Package to the FDA.
3.3 Title Passage; Notification.
(a)Title Passage. Upon Closing, all of the right, title and interest of Lumos and its Affiliates, including BioProtection Systems Corporation, in and to the Purchased Assets shall pass to Merck.
(b)Filings; Notifications. Merck and Lumos agree to reasonably cooperate and assist each other with respect to all filings.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF LUMOS
Lumos represents and warrants to Merck, as of the Effective Date and as of the Closing Date, as follows:
4.1 Organization, Standing and Power. Lumos is a corporation duly organized and validly existing under the laws of the State of Delaware. Lumos has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Lumos’s ability to consummate the transactions contemplated by this Agreement. Lumos is not in violation of its certificate of incorporation or bylaws, in each case as amended to date. BioProtection Systems Corporation is an Affiliate and a wholly-owned subsidiary of Lumos.
4.2 Due Authority. Lumos has the requisite corporate power and authority to enter into and perform its obligations and the obligations of BioProtection Systems Corporation under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Lumos, and this Agreement has been duly executed and delivered by Lumos. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Lumos enforceable against Lumos in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
4.3 Required Approval. No Third Party approval is necessary to approve the Asset Purchase.
4.4 Noncontravention. The execution and delivery of this Agreement by Lumos does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Lumos, in each case as amended to date, (ii) any Contract to which Lumos or any Affiliate of Lumos is a party or by which it or its assets are bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act (if applicable), any Legal Requirements applicable to Lumos or any Affiliate of Lumos or any of the Purchased Assets.
4.5 No Consents. Except for the FDA Notification Package, and, if applicable, the filing of a Premerger Notification and Report Form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Lumos to enter into, and to perform its obligations under, this Agreement.
4.6 Title to Purchased Assets. BioProtection Systems Corporation, a wholly owned subsidiary of Lumos, is the sole and exclusive owner of the Purchased Assets and at the Closing will transfer to Merck good and transferable title to the Purchased Assets free and clear of any Encumbrances.

BioProtection Systems Corporation has performed all actions reasonably necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets.
4.7 Contracts. Except for this Agreement and the License and Collaboration Agreement, there is no Contract to which Lumos or any Affiliate of Lumos is a party that involves or affects the ownership of, licensing of, title to, or use of any of the Purchased Assets.
4.8 Compliance With Legal Requirements. Lumos and its Affiliates are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to (a) Lumos’s and its affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets. Lumos and its Affiliates have not received any notice or other communication (whether oral or written) from any Person regarding actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.
4.9 Legal Proceedings. Except as set forth in Schedule A attached hereto (the “Lumos Disclosure Schedule”), there is no pending, or to Lumos’s Knowledge, threatened Proceeding that involves or affects (or may involve or affect) the ownership of, licensing of, title to, or use of any of the Purchased Assets. None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.
4.10 Governmental Authorizations. Lumos is not required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.
4.11 Solvency. Lumos is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Lumos. The remaining assets of Lumos after the Closing will not be unreasonably small in relation to the business in which Lumos will engage after the Closing. Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Lumos will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.
4.12 Revocation; Use of Purchased Assets. The Priority Review Voucher has not been terminated, cancelled or revoked, and neither Lumos nor any of its Affiliates or any of their respective Representatives has taken or omitted to take any action, and to Lumos’s Knowledge there are no facts or circumstances that would reasonably be expected to (with or without notice or lapse of time or both) result in the termination, cancellation or revocation of the Priority Review Voucher. There is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the BLA Approval Letter or Section 524 of the FDC Act. Lumos has provided to Merck true and complete copies of the BLA Approval Letter and any other material communications received by Lumos or any of its Affiliates from the FDA regarding the Priority Review Voucher.
4.13 Intent to Use. Neither Lumos nor any of its Affiliates has notified the FDA of intent to use the Priority Review Voucher to obtain a Priority Review.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MERCK
Merck represents and warrants to Lumos as follows:

5.1 Organization, Standing and Power. Merck is a corporation duly organized and validly existing under the laws of the State of New Jersey. Merck has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Merck’s ability to consummate the transactions contemplated by this Agreement. Merck is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

5.2 Due Authority. Merck has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Merck, and this Agreement has been duly executed and delivered by Merck. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Merck enforceable against Merck in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
5.3 Noncontravention. The execution and delivery of this Agreement by Merck does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Merck, in each case as amended to date, (b) any Contract to which Merck or any Affiliate of Merck is bound, or (iii) except as may be required to comply with the HSR Act (if applicable), any Legal Requirements applicable to Merck or any Affiliate of Merck.
5.4 No Consents. Except for the FDA Notification Package and, if applicable, the filing of a Premerger Notification and Report Form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Merck to enter into, and to perform its obligations under, this Agreement.
ARTICLE 6. CONDITIONS TO CLOSING
6.1 Conditions Precedent of Merck and Lumos. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)HSR Act. If applicable, the waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(c)No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.
6.2 Merck’s Conditions Precedent. The obligations of Merck to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)Accuracy of Representations. Each of the representations and warranties made by
Lumos in this Agreement (other than the representations and warranties made by Lumos in Sections
4.1, 4.2, 4.6, 4.9, 4.11, 4.12 and 4.13) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to restrict, limit or preclude the transfer and/or use of the Purchased Assets to or by Merck. Each of the representations and warranties made by Lumos in Sections 4.1, 4.2, 4.6, 4.9, 4.11, 4.12 and 4.13 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period date, as of such period or date).
(b)Performance of Covenants. All of the covenants and obligations that Lumos is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.
(c)Closing Certificate. Lumos shall have delivered to Merck a certificate, dated the Closing Date and signed by Lumos, certifying that the conditions set forth in Sections 6.2(a) and
6.2(b) have been satisfied.
6.3 Lumos’s Conditions Precedent. The obligations of Lumos to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, or each of the following conditions precedent:
(a)Accuracy of Representations. Each of the representations and warranties made by Merck in this Agreement shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).
(b)Performance of Covenants. All of the covenants and obligations that Merck is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.
(c)Closing Certificate. Merck shall have delivered to Lumos a certificate, dated the Closing Date and signed by Merck, certifying that the conditions set forth in Sections 6.3(a) and
6.3(b) have been satisfied.

ARTICLE 7 PRE-CLOSING COVENANTS AND AGREEMENTS
7.1 Antitrust Notification.
(a)If a filing under the HSR Act is required, Lumos and Merck shall file, or shall cause their ultimate parent entities as defined in the HSR Act to file, as soon as practicable (but not later than ten (10) Business Days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any Governmental Entity for additional information or documentation. Each Party shall pay for the fees associated with their own filings and submissions. In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity.
(b)Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (i) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 7.1(a) or the transactions contemplated by this Agreement and (ii) any requests by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any correspondence provided to the other under this Section 7.1(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties. Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.
ARTICLE 8. INDEMNIFICATION
8.1 Indemnification.
(a)Indemnification by Lumos. From and after the Closing, Lumos will indemnify defend and hold Merck and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) to the extent arising out of or resulting from (i) any breach of Lumos’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Lumos hereunder, (ii) Lumos’s grossly negligent and/or wrongful acts,

     omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) any Excluded Liabilities.
(b)Indemnification by Merck. From and after the Closing, Merck will indemnify defend and hold Lumos and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages to the extent arising out of or resulting from (i) any breach of Merck’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Merck hereunder, (ii) Merck’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) Merck’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets.
8.2 Indemnification Procedures for Third Party Claims.
(a)A Person entitled to indemnification pursuant to Section 8.1 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any indemnifiable Damages arising out of a third party in respect of which an Indemnitee may seek indemnification pursuant to Section 8.1 (a “Third Party Claim”) as soon as reasonably practicable after the Third Party Claims arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.
(b)If the Indemnitor has acknowledged in writing to the Indemnitee within thirty (30) days of receipt of the Third Party Claim the Indemnitor’s responsibility for defending such Third Party Claim, the Indemnitor shall have the right to defend at its sole cost and expense, such Third Party
Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder, or (C) the imposition of any equitable relief against the Indemnitee. If the Indemnitor does not elect to assume control of the defense of a Third Party Claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed), provided, that the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. The Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(c)The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.
8.3 Direct Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Such notice shall include the facts constituting the bases for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the party seeking indemnification.
ARTICLE 9. TERMINATION
9.1 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before Closing only as follows:
(a)Upon the mutual written consent of Merck and Lumos; or
(b)By either Party, by written notice to the other Party if the Closing has not occurred on or before one hundred and thirty-five (135) days from the Effective Date for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date.
9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 9.2, Section 10.3, ARTICLE 1, ARTICLE 8 and ARTICLE 11, which shall survive any such termination) and there shall be no liability on the part of Merck or Lumos except for damages resulting from any breach prior to termination of this Agreement by Merck or Lumos.
ARTICLE 10. ADDITIONAL COVENANTS
10.1 Further Assurances.
(a)The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (a) furnish upon request to each other such information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Merck, its Affiliates and/or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

(b)Without limiting the foregoing, Merck and Lumos agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.
(b)Compliance with Legal Requirements. Lumos shall, and shall cause its Affiliates and each of their respective successors in interest to the tropical disease product for which the Priority Review Voucher was awarded to, at all times comply with all Legal Requirements applicable to the Purchased
Assets, including any and all Legal Requirements applicable to the use or transfer of the Priority Review Voucher. Lumos shall promptly forward to Merck any communications or notices related to the Purchased Assets sent from any Governmental Entity that Lumos or its Affiliates receive.
(c)Nondisclosure.
(a)With respect to Confidential Information received from a Party, the other Party will (i) not use such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (ii) not disclose such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.
(b)A Party may disclose Confidential Information to its Affiliates and their respective Representatives on a need-to-know basis.
(c)A Party will (i) enforce the terms of this Section 10.3 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 10.3, and (iii) be responsible for any breach of this Section 10.3 by it or its Representatives.
(d)If a Party becomes compelled by a judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding) to make any disclosure that is prohibited or otherwise constrained by this Section 10.3, such Party shall provide the other Party with prompt notice of such compulsion so that the other Party has an opportunity to seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.3. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.
10.4 Disclosures Concerning this Agreement. Merck and Lumos have mutually agreed that
Lumos may issue a press release on or after the Effective Date with respect to the execution of this Agreement in the form attached as Exhibit D hereto. Merck and Lumos agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s securities are traded); provided that the Party intending to disclose such information shall: (a) use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure, and (b) in good faith consider incorporating such comments and

    use reasonable efforts to incorporate such comments, limit the proposed disclosure or obtain confidential treatment of such proposed disclosure to the extent reasonably requested by the other Party (which comments shall be considered in good faith by the disclosing Party). Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company, is legally obligated to make timely disclosures of material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange
Commission (the “SEC”). Without limiting the foregoing, any Party so obligated shall provide the other
Party with a reasonable opportunity to review, comment and request confidential treatment of this
Agreement pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit. The Party so obligated shall (a) give due consideration to the other Party’s request, and (b) use reasonable efforts to incorporate any comments provided by the other Party, limit such disclosure or obtain such confidential treatment or permission to redact such exhibit, provided that there is no assurance that such request will be granted by the SEC and the SEC may require filing of the Agreement in full. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement.
ARTICLE 11. GENERAL PROVISIONS
11.1 Survival. Except as expressly set forth herein, the representations and warranties contained in this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of three (3) years following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.9, 4.11, 4.12 and 4.13 hereof, and all covenants and obligations contained herein, shall, in each case, survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations.
11.2 Transfer, Taxes, and Fees. Notwithstanding any provision in this Agreement to the contrary, each respective Party shall bear and pay any and all sales taxes, value added taxes, stamp taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, or fees (including any penalties, interest and additions thereto) that may become payable by it or its Affiliates in connection with the Asset Purchase. For clarity, the obligation to withhold shall not be deemed “payable” by a Party or its Affiliates pursuant to the foregoing sentence, but shall be considered an obligation of the Party on whose behalf the withholding is paid to the Governmental Entity.
11.3 Priority Review Fee. The priority review fee described in Section 524(c) of the FDC Act (21 U.S.C § 360n) (the “Priority Review Fee”) and all other user fees under the FDC Act applicable to human drug application for which the Priority Review Voucher is redeemed, following the Closing shall be borne exclusively by Merck, its Affiliates or any transferee of the Priority Review Voucher. In any event, Lumos shall have no liability or obligation for any such fees.
11.4 Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service, in any case to the address set forth beneath the name of such Party below (or to such address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.4):

if to Merck, to:
Merck Sharp & Dohme Corp.
One Merck Drive
PO Box 100
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Email: office.secretary@merck.com
With a copy (which shall not constitute notice) to:
Merck Sharp & Dohme Corp.
2000 Galloping Hill Drive
PO Box 539
Kenilworth, NJ 07033-1310
Attention: Senior Vice President, Business Development
if to Lumos, to:
Lumos Pharma, Inc.
2503 South Loop Drive, Suite 5100
Ames, IA 50010
Attention: General Counsel
Email: bpowers@lumos-pharma.com
With a copy (which shall not constitute notice) to:
Lumos Pharma, Inc.
4200 Marathon Blvd., Suite 200 Austin, Texas 78756
11.5 Construction.
i.The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
ii.As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
iii.Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.
11.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

11.7 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, set forth the entire understanding of the Parties relating to the purchase of the Purchased Assets and supersede all prior agreements and understandings among or between the Parties relating to thereto. For clarity, no provision in this Agreement shall supersede any provision of the License and Collaboration Agreement and shall not release Merck, Lumos or BioProtection Systems Corporation of any of their respective obligations or liabilities pursuant to the License and Collaboration Agreement. In the event of any inconsistencies between the terms of this Agreement and the License and Collaboration Agreement, the terms of the License and Collaboration Agreement will control. For clarity, the Parties agreement that all of the payment obligations of Lumos or BioProtection Systems Corporation to Merck under Section 5.3.1 of the License and Collaboration Agreement shall be deemed to be satisfied upon Closing pursuant to Section 2.2 shall not be deemed an inconsistency between the terms of this Agreement and the License and Collaboration Agreement.
11.8 Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent. Any attempt to assign this Agreement without such consent, will be null and void. Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party. Notwithstanding the foregoing, Merck may assign this Agreement, in whole or in part, without Lumos’s consent, to any purchaser, transferee, or assignee of any of the Purchased Assets. For the avoidance of doubt, no assignment made pursuant to this Section 11.8 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.
11.9 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as to reasonably effect the intent of the Parties hereto. The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such voided or unenforceable provision.
11.10 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.
11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court in Wilmington, Delaware (or if such court does not have subject matter jurisdiction, a State Court of the State of Delaware located in Wilmington, Delaware) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.12 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto. At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
11.13 Representation By Counsel; Interpretation. Lumos and Merck each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.
11.14 Expenses. Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and expect as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each of Merck and Lumos has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
MERCK SHARP & DOHME CORP.
By:
Name:
Title:
LUMOS PHARMA, INC.
By:
Name:
Title:

Exhibit A
Priority Review Voucher Letter

Our STN: BL 125690/0 BLA APPROVAL
December 19, 2019
Merck Sharp & Dohme Corp.
Attention: Jayanthi Wolf, PhD
351 N. Sumneytown Pike
P.O. Box 1000
UG2D-068
North Wales, PA 19454
Dear Dr. Wolf:
Please refer to your Biologics License Application (BLA) submitted on July 12, 2019, and received on July 15, 2019, under section 351(a) of the Public Health Service Act (PHS Act) for Ebola Zaire Vaccine, Live.
LICENSING
We have approved your BLA for Ebola Zaire Vaccine, Live effective this date. You are hereby authorized to introduce or deliver for introduction into interstate commerce, Ebola Zaire Vaccine, Live under your existing Department of Health and Human Services U.S. License No. 0002. Ebola Zaire Vaccine, Live is indicated for the prevention of disease caused by Zaire ebolavirus in individuals 18 years of age and older.
The review of this product was associated with the following National Clinical Trial
(NCT) numbers: NCT02269423, NCT02280408, NCT02374385, NCT02314923, NCT02287480, NCT02283099, NCT02296983, NCT02344407, NCT02378753, NCT02503202.
MANUFACTURING LOCATIONS
Under this license, you are approved to manufacture Ebola Zaire Vaccine, Live at your facility located at Burgwedel, Germany. You may label your product with the proprietary name ERVEBO and market it in 1 mL single-dose vials.
We did not refer your application to the Vaccines and Related Biological Products Advisory Committee because our review of information submitted in your BLA, including the clinical study design and trial results, did not raise concerns or controversial issues that would have benefited from an advisory committee discussion.

Page 2 – STN 125690/0 – Jayanthi Wolf, PhD
DATING PERIOD
The dating period for Ebola Zaire Vaccine, Live shall be 36 months from the date of manufacture when stored at -70±10°C. The date of manufacture shall be defined as the date of formulation of the Final Bulk Drug Product. The dating period for your drug substance shall be 36 months when stored at -70±10°C. We have approved the stability protocols in your license application for the purpose of extending the expiration dating period of your drug substance and drug product under 21 CFR 601.12.
FDA LOT RELEASE
Please submit final container samples of the product in final containers together with protocols showing results of all applicable tests. You may not distribute any lots of product until you receive a notification of release from the Director, Center for Biologics Evaluation and Research (CBER).
BIOLOGICAL PRODUCT DEVIATIONS
You must submit reports of biological product deviations under 21 CFR 600.14. You should identify and investigate all manufacturing deviations promptly, including those associated with processing, testing, packaging, labeling, storage, holding and distribution. If the deviation involves a distributed product, may affect the safety, purity, or potency of the product, and meets the other criteria in the regulation, you must submit a report on Form FDA 3486 to the Director, Office of Compliance and Biologics Quality, at the following address:
Food and Drug Administration
Center for Biologics Evaluation and Research Document Control Center 10903 New Hampshire Ave.
WO71-G112
Silver Spring, MD 20993-0002
MANUFACTURING CHANGES
You must submit information to your BLA for our review and written approval under 21 CFR 601.12 for any changes in, including but not limited to, the manufacturing, testing, packaging or labeling of Ebola Zaire Vaccine, Live, or in the manufacturing facilities.
LABELING
Under 21 CFR 201.57(c)(18), patient labeling must be referenced in section 17 PATIENT COUNSELING INFORMATION. Patient labeling must be available and may either be reprinted immediately following the full prescribing information of the package insert or accompany the prescription product labeling.

Page 3 – STN 125690/0 – Jayanthi Wolf, PhD
We hereby approve the draft package insert and the draft patient package insert labeling submitted under amendment 61, dated December 19, 2019, the draft carton labeling submitted under amendment 54, dated December 6, 2019, and draft container labeling submitted under amendment 50, dated November 22, 2019.
CONTENT OF LABELING
As soon as possible, but no later than 14 days from the date of this letter, please submit the final content of labeling (21 CFR 601.14) in Structured Product Labeling (SPL) format via the FDA automated drug registration and listing system (eLIST), as described at http://www.fda.gov/ForIndustry/DataStandards/StructuredProductLabeling/ default.htm. Information on submitting SPL files using eLIST may be found in the guidance for industry SPL Standard for Content of Labeling Technical Qs and As at http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guida nces/UCM072392.pdf.
The SPL will be accessible via publicly available labeling repositories.
PACKAGE AND CONTAINER LABELS
Please electronically submit final printed package and container labels that are identical to the package and container labels submitted on December 6, 2019, and
November 22, 2019, respectively according to the guidance for industry Providing
Regulatory Submissions in Electronic Format — Certain Human Pharmaceutical Product Applications and Related Submissions Using the eCTD Specifications at https://www.fda.gov/downloads/drugs/guidancecomplianceregulatoryinformation/guidan ces/ucm333969.pdf.
All final labeling should be submitted as Product Correspondence to this BLA 125690 at the time of use (prior to marketing) and include implementation information on Form FDA 356h.
ADVERTISING AND PROMOTIONAL LABELING
You may submit two draft copies of the proposed introductory advertising and promotional labeling with Form FDA 2253 to the Advertising and Promotional Labeling Branch at the following address:
Food and Drug Administration
Center for Biologics Evaluation and Research Document Control Center 10903 New Hampshire Ave.
WO71-G112
Silver Spring, MD 20993-0002

Page 4 – STN 125690/0 – Jayanthi Wolf, PhD
You must submit copies of your final advertising and promotional labeling at the time of initial dissemination or publication, accompanied by Form FDA 2253 (21 CFR 601.12(f)(4)).
All promotional claims must be consistent with and not contrary to approved labeling. You should not make a comparative promotional claim or claim of superiority over other products unless you have substantial evidence or substantial clinical experience to support such claims (21 CFR 202.1(e)(6)).
ADVERSE EVENT REPORTING
You must submit adverse experience reports in accordance with the adverse experience reporting requirements for licensed biological products (21 CFR 600.80), and you must submit distribution reports as described in 21 CFR 600.81. For information on adverse experience reporting, please refer to the guidance for industry Providing Submissions in Electronic Format —Postmarketing Safety Reports for Vaccines at
https://www.fda.gov/regulatory-information/search-fda-guidance-documents/providingsubmissions-electronic-format-postmarketing-safety-reports-vaccines. For information on distribution reporting, please refer to the guidance for industry Electronic Submission of Lot Distribution Reports at http://www.fda.gov/BiologicsBloodVaccines/GuidanceComplianceRegulatoryInformation /Post-MarketActivities/LotReleases/ucm061966.htm.
TROPICAL DISEASE PRIORITY REVIEW VOUCHER
We also inform you that you have been granted a tropical disease priority review voucher (PRV), as provided under section 524 of the FDCA. This PRV has been assigned a tracking number, PRV BLA 125690. All correspondences related to this voucher should refer to this tracking number.
This voucher entitles you to designate a single human drug application submitted under section 505(b)(1) of the FDCA or a single biologic application submitted under section 351 of the Public Health Service Act as qualifying for a priority review. Such an application would not have to meet any other requirements for a priority review. The list below describes the sponsor responsibilities and the parameters for using and transferring a tropical disease PRV.
•The sponsor who redeems the PRV must notify FDA of its intent to submit an application with a PRV at least 90 days before submission of the application and must include the date the sponsor intends to submit the application. This notification should be prominently marked, “Notification of Intent to Submit an Application with a Tropical Disease Priority Review Voucher.”
•This PRV may be transferred, including by sale, by you to another sponsor of a human drug or biologic application. If the PRV is transferred, the sponsor to

Page 5 – STN 125690/0 – Jayanthi Wolf, PhD
whom the PRV has been transferred should include a copy of this letter (which will be posted on our website as are all approval letters) and proof that the PRV was transferred. When redeeming this PRV, you should refer to this letter as an official record of the voucher.
For additional information regarding the PRV, see FDA's guidance, Tropical Disease Priority Review Vouchers, at
http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guida nces/UCM080599.pdf.
PEDIATRIC REQUIREMENTS
Under the Pediatric Research Equity Act (PREA) (21 U.S.C. 355c), all applications for new active ingredients, new indications, new dosage forms, new dosing regimens, or new routes of administration are required to contain an assessment of the safety and effectiveness of the product for the claimed indication in pediatric patients unless this requirement is waived, deferred, or inapplicable.
We are waiving the pediatric study requirement for ages 0 through 11 months because necessary studies are impossible or highly impracticable.
We are deferring submission of your pediatric study for ages 12 months through 16 years of age for this application because this product is ready for approval for use in adults and the pediatric study has not been completed.
Your deferred pediatric study required under section 505B(a) of the Federal Food, Drug, and Cosmetic Act (FDCA) is a required postmarketing study. The status of this postmarketing study must be reported according to 21 CFR 601.28 and section 505B(a)(4)(c) of the FDCA. In addition, section 506B of the FDCA and 21 CFR 601.70 require you to report annually on the status of any postmarketing commitments or required studies or clinical trials.
Label your annual report as an “Annual Status Report of Postmarketing Study Requirement/Commitments” and submit it to the FDA each year within 60 calendar days of the anniversary date of this letter until all Requirements and Commitments subject to the reporting requirements under section 506B of the FDCA are released or fulfilled. This required study is listed below:
1. Deferred study V920-016 to evaluate the safety and immunogenicity of ERVEBO in children 12 months through 17 years of age.
Final Protocol Submission: October 21, 2016
Study Completion: January 31, 2020
Final Report Submission: June 30, 2021

Page 6 – STN 125690/0 – Jayanthi Wolf, PhD
Submit final study reports to this BLA 125690. For administrative purposes, all submissions related to this required pediatric postmarketing study must be clearly designated as: “Required Pediatric Assessment.”
POSTMARKETING COMMITMENT NOT SUBJECT TO THE REPORTING REQUIREMENTS UNDER SECTION 506B
We acknowledge your written commitment as described in your letter of December 17, 2019, as outlined below:
2. To provide the Final Drug Product process performance qualification final validation report as a ”Postmarketing Commitment – Final Study Report.”
Final Report Submission: May 29, 2020
We request that you submit information concerning nonclinical and chemistry, manufacturing, and control postmarketing commitments and final reports to your BLA 125690. Please refer to the sequential number for each commitment.
Please use the following designators to prominently label all submissions, including supplements, relating to these postmarketing study commitments as appropriate:
•Postmarketing Commitment – Status Update
•Postmarketing Commitment – Final Study Report
•Supplement contains Postmarketing Commitment – Final Study Report

For each postmarketing commitment not subject to the reporting requirements of 21 CFR 601.70, you may report the status to FDA as a Postmarketing Commitment – Status Update. The status report for each commitment should include:

•the sequential number for each study as shown in this letter;
•the submission number associated with this letter;
•describe what has been accomplished to fulfill the non-section 506B PMC; and,
•summarize any data collected or issues with fulfilling the non-section 506B PMC.

When you have fulfilled your commitment, submit your final report as Postmarketing Commitment – Final Study Report or Supplement contains Postmarketing Commitment – Final Study Report.
MEDWATCH-TO-MANUFACTURER PROGRAM
The MedWatch-to-Manufacturer Program provides manufacturers with copies of serious adverse event reports that are received directly by the FDA. New molecular entities and important new biological products qualify for inclusion for three years after approval. Your firm is eligible to receive copies of reports for this product. To participate in the

Page 7 – STN 125690/0 – Jayanthi Wolf, PhD
   program, please see the enrollment instructions and program description details at http://www.fda.gov/Safety/MedWatch/HowToReport/ucm166910.htm.
REFERENCE PRODUCT DESIGNATION AND REQUEST FOR EXCLUSIVITY
We acknowledge your request for a date of first licensure (reference product exclusivity) as described under section 351(k)(7) of the PHS Act for Ebola Zaire Vaccine, Live. We are reviewing the relevant information including the information you provided and will notify you of our decision post approval.
POST APPROVAL FEEDBACK MEETING
New biological products qualify for a post approval feedback meeting. Such meetings are used to discuss the quality of the application and to evaluate the communication process during drug development and marketing application review. The purpose is to learn from successful aspects of the review process and to identify areas that could benefit from improvement. If you would like to have such a meeting with us, please contact the Regulatory Project Manager for this application.
Sincerely,
/s/Marion F. Gruber
Marion F. Gruber, PhD
Director
Office of Vaccines Research and Review
Center for Biologics Evaluation and Research

Exhibit B
Form of Bill of Sale
This Bill of Sale (this “Bill of Sale”) is entered into as of ______________, 2020, by and between Merck Sharp & Dohme Corp. (“Merck”) and Lumos Pharma, Inc. (“Lumos”).
Upon the terms and subject to the conditions of the Asset Purchase Agreement, dated as of July 27, 2020 (the “Asset Purchase Agreement”), by and between Merck and Lumos, Lumos has agreed to sell, and Merck has agreed to purchase, all right, title and interest, in to and under the Purchased Assets, including the Priority Review Voucher, in each case free and clear of all Encumbrances.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merck and Lumos, intending to be legally bound, hereby agree as follows:
1.Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement. This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 11.5 of the Asset Purchase Agreement.
2.Transfer of Transferred Rights. Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, Lumos hereby sells, assigns, transfers, and conveys to Merck and its successors and its assigns, and Merck hereby does purchase from Lumos, all of Lumos’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances. The right, title and interest in and to the Purchased Assets that are sold, transferred, conveyed, assigned and delivered by Lumos to Merck hereunder collectively constitute the entire right, title and interest in and to the Purchased Assets and upon the Closing, Merck shall have all right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.
3.Effective Time. This Bill of Sale shall be effective as of the Closing.
4.Conflicts. In the event of any conflict between the terms of the Bill of Sale and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.
5.Binding Effect. This Bill of Sale shall be binding upon, inure to the benefit for of, and be enforceable by, the Parties hereto and their respective legal representatives, successors and permitted assigns.
6.Amendment. Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto.
7.Governing Law. This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Section 11.11 of the Asset Purchase Agreement.
8.Counterparts. This Bill of Sale may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. The exchange of a fully executed Bill of Sale (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Bill of Sale.
[Signature Page Follows]

IN WITNESS WHEREOF, each of Merck and Lumos has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
MERCK SHARP & DOHME CORP.

By: _____________________________

Name: ___________________________

Title: ____________________________

LUMOS PHARMA, INC.

By: _____________________________

Name: ___________________________

Title: ____________________________

Exhibit C-1
Form of Joint FDA Notification Cover Letter
_____________, 2020
Marion F. Gruber, Ph.D. Director
Office of Vaccines Research and Review
Center for Biologics Evaluation and Research
U.S Food and Drug Administration Document Control Center
Re: BLA 125690
ERVEBO® (Ebola Zaire Vaccine, Live)
Transfer of Tropical Disease Priority Review Voucher PRV BLA 125690 Joint FDA Notification Cover Letter
Dear Dr. Gruber:
Reference is made to the December 19, 2019 letter approving the above-referenced BLA issued by the U.S. Food and Drug Administration (FDA) to Merck Sharp & Dohme Corp. (Merck), which granted Merck the above-referenced tropical disease priority review voucher (the Voucher).
Reference also is made to the General Correspondence and accompanying attachments, submitted to BLA 125690 on February 4, 2020, informing the FDA of the transfer of the Voucher from Merck to BioProtection Systems Corporation, then a wholly owned subsidiary of NewLink Genetics Corporation.
BioProtection Systems Corporation is now a wholly owned subsidiary of Lumos Pharma, Inc. (“Lumos”).
Pursuant to the terms set forth in an Asset Purchase Agreement between Lumos and Merck, dated July 27, 2020, BioProtection Systems Corporation has transferred, assigned, and conveyed the Voucher back to Merck and Merck has legally accepted complete ownership of the Voucher.

BioProtection Systems Corporation, Lumos, and Merck have exchanged letters acknowledging the transfer, copies of which are enclosed hereto.
Sincerely,
BioProtection Systems Corporations
By: ____________________
Name:  ____________________
Title:  ____________________
Lumos Pharma, Inc.
By: ____________________
Name:  ____________________
Title:  ____________________
Merck Sharp & Dohme Corp.
By: ____________________
Name:  ____________________
Title:  ____________________

Exhibit C-2
Form of Lumos Transfer Acknowledgement Letter
_____________, 2020
Marion F. Gruber, Ph.D.
Director
Office of Vaccines Research and Review
Center for Biologics Evaluation and Research
U.S Food and Drug Administration Document Control Center
        Re:  BLA 125690
ERVEBO® (Ebola Zaire Vaccine, Live)
Transfer of Tropical Disease Priority Review Voucher PRV BLA 125690
Acknowledgement of Transfer Letter from BioProtection Systems Corporation and Lumos Pharma, Inc.
Dear Dr. Gruber:
Reference is made to the December 19, 2019 letter approving the above-referenced BLA issued by the U.S. Food and Drug Administration (FDA) to Merck Sharp & Dohme Corp. (Merck), which granted Merck the above-referenced tropical disease priority review voucher (the Voucher).
Reference also is made to the General Correspondence and accompanying attachments, submitted to BLA 125690 on February 4, 2020, informing the FDA of the transfer of the Voucher from Merck to BioProtection Systems Corporation, then a wholly owned subsidiary of NewLink Genetics Corporation.
In accordance with section 524(b)(2) of the Federal Food, Drug, and Cosmetic Act, please be advised that pursuant to the terms set forth in an Asset Purchase Agreement between Lumos Pharma, Inc. (“Lumos”) and Merck, dated July 27, 2020, BioProtection Systems Corporation has transferred the Voucher back to Merck. Specifically, BioProtection Systems Corporation has transferred, assigned, and conveyed the Voucher back to Merck and Merck has legally accepted complete ownership of the Voucher. This sale is free and clear of all liens and provides Merck with all of BioProtection Systems Corporation and Lumos’s rights, title, and interest in, to, and under the Voucher. This letter is the notification of transfer and acknowledgement from BioProtection Systems Corporation and Lumos.
Sincerely,

Execution Copy
BioProtection Systems Corporation
        By:  ____________________
Name: ____________________
Title: ____________________ Lumos Pharma, Inc.
        By:  ____________________
Name: ____________________
Title: ____________________

Exhibit C-3
Form of Merck Transfer Acknowledgement Letter
_____________, 2020
Marion F. Gruber, Ph.D.
Director
Office of Vaccines Research and Review
Center for Biologics Evaluation and Research
U.S Food and Drug Administration Document Control Center
        Re:  BLA 125690
ERVEBO® (Ebola Zaire Vaccine, Live)
Transfer of Tropical Disease Priority Review Voucher PRV BLA 125690
Acknowledgement of Transfer Letter from Merck Sharp & Dohme Corp.
Dear Dr. Gruber:
Reference is made to the December 19, 2019 letter approving the above-referenced BLA issued by the U.S. Food and Drug Administration to Merck Sharp & Dohme Corp. (Merck), which granted Merck the above-referenced tropical disease priority review voucher (the Voucher).
Reference also is made to the General Correspondence and accompanying attachments, submitted to BLA 125690 on February 4, 2020, informing the FDA of the transfer of the Voucher from Merck to BioProtection Systems Corporation, then a wholly owned subsidiary of NewLink Genetics Corporation.
In accordance with section 524(b)(2) of the Federal Food, Drug, and Cosmetic Act, please be advised that pursuant to the terms set forth in an Asset Purchase Agreement between Lumos Pharma, Inc. (“Lumos”) and Merck, dated July 27, 2020, Merck has accepted receipt and transfer of the Voucher from BioProtection Systems Corporation. Specifically, BioProtection Systems Corporation has transferred, assigned, and conveyed the Voucher back to Merck and Merck has legally accepted complete ownership of the Voucher. This sale is free and clear of all liens and provides Merck with all of BioProtection Systems Corporation and Lumos’s rights, title, and interest in, to, and under the Voucher. This letter is the receipt of transfer and acknowledgement from Merck.

Sincerely,

Merck Sharp & Dohme Corp.
        By:  _____________________
Name: ____________________
Title: ____________________

Exhibit D
Press Release

Lumos Pharma Announces Sale of Priority Review Voucher
AUSTIN, TX, July 27, 2020 (GLOBE NEWSWIRE) – Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, today announced that it has entered into a definitive agreement to sell its Priority Review Voucher (PRV) to Merck, known as MSD outside the United States and Canada.
The PRV was granted in conjunction with the approval by the U.S. Food and Drug Administration (FDA) of ERVEBO®, a vaccine developed by the Company’s licensee, Merck, for the prevention of the Zaire Ebola virus disease. Under the terms of the original license agreement Lumos Pharma is entitled to retain 60% of the value of the PRV. Based upon an agreed valuation of $100 million Merck will pay Lumos $60 million. The transaction remains subject to customary closing conditions, including anti-trust review.
“We are pleased to announce the sale of the PRV, which will provide an important source of non-dilutive capital to fund additional investment in our pipeline and the evaluation of other assets for potential acquisitions or partnerships. These efforts will be critical to our growth over the coming year, and we are committed to our strategic priority of becoming leaders in the rare and ultra-rare disease space,” said Rick Hawkins, Chairman, CEO and President. “Additionally, we are looking forward to initiating our Phase 2b trial of our lead candidate LUM-201 in patients with Pediatric Growth Hormone Deficiency, or PGHD, prior to the end of 2020. We believe we have the opportunity to greatly improve the standard of care for patients impacted by this disease. If approved, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment.”
Jefferies & Co. acted as exclusive financial advisor to Lumos Pharma, Inc. on this transaction.
Financial Guidance Update Related to PRV Sale
The total valuation of the PRV in the transaction was $100 million, Lumos Pharma will receive approximately $60 million which represents the Company’s 60% interest in the total value of the PRV. The $60 million will be received in two noncontingent payments, $34 million in 2020 and $26 million in the first quarter of 2021. The non-dilutive funds from this transaction will provide additional capital to support the expansion of its pipeline through the in-licensing or acquisition of another novel therapeutic candidate for those suffering from rare diseases. These funds are in addition to the Company’s cash position as of March 31, 2020 which was anticipated to be sufficient to support the Company’s current operations through the Phase 2b clinical trial read-out.
About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding by leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumospharma.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, the potential of an orally administered treatment regimen for PGHD and other indications, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in Lumos Pharma’s definitive proxy statement, as amended and filed with the SEC on February 13, 2020, Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing either of the Company’s views as of any date subsequent to the date of this press release.
###
Investor & Media Contact:
Lisa Miller
Lumos Pharma Investor Relations
512-648-3757 ir@lumos-pharma.com
Source: Lumos Pharma, Inc.

Schedule A
Lumos Disclosure Schedule
This Lumos Disclosure Schedule (this “Lumos Disclosure Schedule”) is being furnished by Lumos
Pharma, Inc., a Delaware corporation (“Lumos”), in connection with the execution of the Asset Purchase Agreement, dated as of July 27, 2020, by and among Lumos and Merck Sharp. & Dohme Corp. (“Merck”) (the “Agreement”). Unless the context otherwise requires, all capitalized terms used in this Lumos Disclosure Schedule shall have the respective meanings assigned to them in the Agreement.
No reference to or disclosure of any item or other matter in this Lumos Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Lumos Disclosure Schedule. No reference in this Lumos Disclosure Schedule to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in this Lumos Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Any item, information or facts set forth in any section or subsection of this Lumos Disclosure Schedule
(by cross-reference or otherwise) will be deemed to disclose an exception to, limit or qualify the representations and warranties in the section and subsection of the Agreement to which they correspond and to any other representation and warranty, where the relevance to such other representation or warranty is reasonably apparent from a reading of such disclosure. This Lumos Disclosure Schedule and the information and disclosures contained in this Lumos Disclosure Schedule are intended only to qualify and limit the representations, warranties and covenants of Lumos contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.
The contents of all documents referred to in this Lumos Disclosure Schedule are incorporated by reference in this Lumos Disclosure Schedule as though fully set forth in this Lumos Disclosure Schedule. The bold- faced headings contained in this Lumos Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in this Lumos Disclosure Schedule or to expand the scope of the information required to be disclosed in this Lumos Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LUMOS
Lumos has received correspondence from Yale University relating to the research and construction of the Ebola vaccine product by Lumos’s licensor, PHAC, who, along with Lumos is party to the PHAC Agreement.